Exhibit 6.6

CONFIDENTIAL

EXCLUSIVE PATENT LICENSE AGREEMENT

BETWEEN

HYPERSCIENCES, INC

AND

UNIVERSITY OF WASHINGTON

for

"Baffle-tube ram accelerator technology"

CoMotion Ref 35757A

CONFIDENTIAL

TABLE OF CONTENTS

Background

 1

1. Definitions

 4

3. Grant of License

 4

4. Applications and Patents

 5

5. Commercialization

 6

6. Payments, Reimbursements, Reports, and Records

 7

7. Infringement

 8

8. Patent Validity

 9

9. Termination .

10

10. Release, Indemnification, and lnsurance

11

11. Warranties .

12

12. Damages

13

13. Amendment and Waiver

13

14. Assignment

13

15. Confidentiality

14

16. Consent and Approvals

15

17. Construction

15

18. Enforceability

15

19. No Third-Party Beneficiaries

15

20. Language

15

21. Notices

15

22. Patent Marking

16

23. Publicity

16

24. Relationship of Parties

16

25. Relationship with Principal Investigator

16

26. Security lnterest

17

27. Survival.

17

28. Collection Costs and Attorneys' Fees

17

29. Applicable Law

17

30. Forum Selection

17

31. Entire Agreement

17

Exhibit A

19

Exhibit B

1

Exhibit C

2

CONFIDENTIAL

EXCLUSIVE PATENT LICENSE AGREEMENT

This exclusive patent license agreement ("Agreement") is dated and effective as of the date of last signature (the "Effective Date"), and is made between the University of Washington, a public institution of higher education and an agency of the state of Washington, ("University"), and HyperSciences, Inc., a corporation under the laws of the state of Delaware ("Company"), (individually "Party" or collectively "Parties").

Background

Certain inventions related to baffle-tube ram accelerator technology were made in the laboratory of Carl Knowlen ("Principal Investigator");

As assignee of the inventions, University owns the patents and patent applications as listed in Section Al "Licensed Patents" of Exhibit A "Exclusive Patent License Schedule" and University has the right to license to others certain rights to such patents and patent applications;

Company desires that University grant it an exclusive license to use, develop, and commercialize the inventions claimed in the Licensed Patents;

University desires that the inventions claimed in Licensed Patents be developed for use in the public interest; and

University is willing to grant a license on the terms set forth below. The Parties therefore agree as follows:

1. Definitions.

For purposes of interpreting this Agreement, the following terms have the following meanings ascribed to them:

1.1. "Confidential Information" means any information or materials (biological, chemical, or otherwise) of the Parties not generally known to the public, including any information comprised of those materials, and including without limitation the inventions covered by the Licensed Patents and Company's business plans or reports. Confidential Information does not include any information that:

1.1.1. is or becomes part of the public domain through no fault of receiving Party;

1.1.2. is known to receiving Party prior to the disclosure by the disclosing Party, as evidenced by documentation;

1.1.3. is publicly released as authorized under this Agreement by a Party its employees or agents;

1.1.4. is subsequently obtained by a Party from a Third Party who is authorized to have such information; or

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1.1.5. is independently developed by a Party without reliance on any portion of the Confidential Information received from the disclosing Party and without any breach of this Agreement as evidenced by documentation.

1.2. "Event of Force Majeure" means an unforeseeable act that wholly prevents a Party from performing one or more of its material duties under this Agreement and that is outside of the reasonable control of the Party. An Event of Force Majeure includes acts of war or of Nature, insurrection and riot, and labor strikes. An Event of Force Majeure does not mean a Party's inability to obtain a Third Party's consent to any act or omission.

1.3. "Fair Market Value" means the average price that the stock in question is publicly trading at for twenty (20) days prior to the announcement of its purchase by the Sublicensee(s), or, if the stock is not publicly traded, the value of such stock as determined in good faith by the board of directors of Company or Sublicensee.

1.4. "Field of Use" means all terrestrial (including but not necessarily limited to Earth-based ground, underground, underwater and/or in-atmosphere) fields of use below 100km MSL (Mean Sea Level of Earth) except all necessary terrestrial (including but not necessarily limited to Earth-based ground, underground, underwater and/or in-atmosphere) use for the sole purpose of developing, testing and/or operating any application of use at or above 100km MSL (including but not necessarily limited to Earth-based orbital space launch systems) .

1.5. "Fully-Diluted Shares" means the total number of Shares outstanding assuming the exercise or conversion of all securities convertible into Shares.

1.6. "Licensed Patents" means the patents and patent applications (including all provisional, n!)n-provisional, and PCT patent applications, and all national stage and foreign equivalents of the foregoing, accordingly) listed in Section Al "Licensed Patents" of attached Exhibit A "Exclusive Patent License Schedule", all divisionals and continuations of these patent applications, all patents issuing from these applications, divisionals, and continuations and any reissues, reexaminations and extensions of these patents.

1.7. "Licensed Product" means any product or good or service that is used, made by, made for, sold, transferred, offered for sale, imported or otherwise disposed of during the term of this Agreement and for which use, manufacture, sale, transfer is covered by one or more Valid Claims of the Licensed Patents.

1.8. "Net Sales" means the gross amount received by Company or Sublicensee for sales, leases, and other dispositions of Licensed Products less (i) all trade, quantity, and cash discounts actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, billing errors, recalls, rebates, charge-backs and retroactive price reductions, (iii) duties, (iv) excise, sale and use taxes, and equivalent taxes, and (v) transportation and delivery charges that are invoiced separately. On sales of Licensed Products by Company to Sublicensees or on sales made in other than an arm's length transactions, the value of the Net Sales attributed to such transaction shall be that which would have been received in an arm's length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

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1.9. "Patent Expenses" means all reasonable costs (including attorneys' and application fees) incurred by University to apply for, prosecute, enforce, and maintain Licensed Patents including the costs of interferences, oppositions, re-examinations, and patent litigation.

1.10. "Qualified Financing" means one or more offerings of equity securities (whether common or preferred stock, options, warrants or notes convertible into common stock) issued for cash (or cash equivalents), the aggregate proceeds of which equals or exceeds the Qualified Offering Proceeds; provided that a Qualified Financing shall refer solely to the first offering (or offerings) in which the Company raises the Qualified Offering Proceeds.

1.11. "Qualified Offering Proceeds" means 2,000,000.00 USD.

1.12. "Shares" means the Company's common stock.

1.13. "Sublicense" means the grant by Company or a Sublicensee to a Third Party of any license, option, first right to negotiate, or other right granted under the Licensed Patents, in whole or in part.   For the avoidance of doubt, any arm's length agreement with a Third Party (a) distributor ("Distributor") to which Company or any of its Sublicensees ("Licensed Party") sells a Licensed Product for resale of Licensed Product by the Distributor, and where Distributor has no other rights other than to resell Licensed Product, and for which resale Company and Sublicensees receive no further consideration (including but not limited to royalties and/or commissions) beyond the price for the initial sale to the Distributor shall not be a considered a Sublicense, (b) manufacturer with whom Licensed Party contracts for manufacture of Licensed Products on Licensed Party's behalf, and where manufacturer has no rights with respect to the Licensed Patents other than to manufacture on behalf of Licensed Party, or (c) end user of Licensed Product to whom Licensed Party or any Distributor sells Licensed Product, and where end user has no rights other than to be an end user of the Licensed Product, will not be considered a Sublicense.

1.14. "Sublicensee" means a Third Party holding a Sublicense under the Licensed Patents.

1.15. "Sublicensing Consideration" means all consideration, including but not limited to upfront fees, milestone payments, maintenance fees, non-cash consideration, and premiums over Fair Market Value of stock, but excluding royalties, payable by each Sublicensee for the grant of a Sublicense. For avoidance of doubt, consideration paid to Company by Sublicensees for the performance of bona fide product development work, research work, clinical studies and regulatory approvals performed by Company, pursuant to and as supported by an express agreement including a performance plan and commensurate budget is not deemed to be Sublicensing Consideration.

1.16. "Territory" means worldwide.

1.17. "Third Party" means an individual or entity other than University and Company.

1.18. "Valid Claim" means (i) a claim in an issued and unexpired patent included in the Licensed Patents that: (a) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, and not subject to appeal, (b) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, (c) has not been lost through an interference, reexamination, or reissue proceeding; or (ii) a pending claim of a pending patent application included in the Licensed Patents.

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2. Term.

The term of this Agreement will commence on the Effective Date and, unless terminated earlier as provided in Article 9 "Termination", will expire on the date on which no Valid Claim in a Licensed Patent is pending or subsisting in any country in the Territory.

3. Grant of License.

3.1. Company's Rights.

3.1.1. License Grant. Subject to the terms and conditions of this Agreement, University hereby grants to Company, and Company hereby accepts, an exclusive license to make, have made on Company's behalf, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products in the Territory in the Field of Use. The license granted in this Agreement is limited to the Valid Claims. No provision of this Agreement grants Company, by implication, estoppel or otherwise, any rights other than the rights expressly granted it in this Agreement to the Licensed Patents, or to any other University-owned technology, patent applications, or patents.

3.1.2. Sublicenses. Company has the right, exercisable from time to time during the term of this Agreement, to Sublicense its rights under this Agreement. Company may not grant Sublicensees the right to enforce Licensed Patents. Company shall remain responsible for its obligations under this Agreement, and shall ensure that the Sublicense agreement: i) contains terms and conditions requesting Sublicensee to comply with the applicable terms and conditions under this Agreement (including a release substantially similar to that provided by Company in Section 10.1 "Company's Release"; a warranty substantially similar to that provided by Company in Section 11.1 "Authority"; University disclaimers and exclusions of warranties under Subsections 11.2 "Disclaimers"; and limitations of remedies and damages substantially similar to those provided by Company in Sections 12.1 "Remedy Limitation" and 12.2 "Damage Cap"); and (ii) specifically incorporates provisions of this Agreement regarding obligations pertaining to indemnification, use of names and insurance. Company will provide University with an un-redacted copy of each Sublicense agreement within 30 days of its execution. Company shall not enter into such agreement if the terms of the agreement are inconsistent in any respect with the material terms of this Agreement. Any Sublicense made in violation of this Subsection will be void and will constitute an event of default under Subsection 9.1.1 "Breach by Company".

3.2. University's Reservation of Rights. University reserves all rights not expressly granted to Company under this Agreement. University retains for itself and other non-profit research institutions  an irrevocable, nonexclusive license to make, have made, and use products, processes, and other subject matter covered by the Licensed Patents in the Field of Use for academic research, medical, instructional, or any other academic purpose. Expressly included within this University reservation of rights is the right (i) to use the Licensed Patents in sponsored research or collaborative research with any Third Party but only to the extent no such Third Party is granted any rights to the Licensed Patents or to commercialize Licensed Products, (ii) to grant material transfer agreements to materials whose composition of matter is covered by the Licensed Patents where the use of such materials is restricted to academic research, medical, instructional, or any other academic purpose, and (iii) to publish any information included in the Licensed  Patents or any other information that may result from University's

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research. For the avoidance of doubt, University is not reserving the right to enter into other commercial licenses for these Licensed Patents in the Field of Use.

3.3. Mandatory Sublicensing. If University is solicited by a Third Party who wishes to license Licensed Patents for any field within the Field of Use that Company is not actively pursuing (hereinafter "Third Party Field"), University shall so notify Company, and Company shall notify University in writing of the following: (1) whether Company has been engaged in Sublicensing negotiations with such Third Party, (2) the terms of such Sublicense offered by Company to such Third Party, and (3) the length of time over such negotiations have occurred. Company shall exercise one of the following options within ninety (90) days of Company's receipt of University's notification:

3.3.1. Company Development Plan. Demonstrate to University's reasonable satisfaction by submission of a development plan inclusive of research and commercial milestones, such as the one presented in Exhibit C, an active research and development program for the development and commercialization of a Licensed Product in the Third Party Field; or

3.3.2. Company Grant. Offer to grant a Sublicense to said soliciting Third Party in the Third Party Field on commercially reasonable license terms.

3.3.3. University Direct Grant. If Company has not proceeded under either Subsection 3.3.1 or 3.3.2 within ninety (90) days of notification to Company by University, University may directly grant a license to such Third Party in the Third Party Field for the benefit of University exclusive of any benefit to Company.

4. Applications and Patents.

4.1. Pre-Agreement Patent Filings and Licensed Product Sales. Company has reviewed the Licensed Patents and has no basis to challenge or dispute the inventorship, validity, or enforceability of any of the claims made in the Licensed Patents in existence as of the Effective Date. Company further represents that, as of the Effective Date, it has not and does not manufacture, have manufactured, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of (a) any product or good that infringes (including under the doctrine of equivalents) a claim in any Licensed Patent, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents) a claim in a Licensed Patent.

4.2. Patent Application Filings during the Term of this Agreement.

4.2.1. Patent Expenses. As set out in Section A4 "Patent Cost Reimbursement" of Exhibit A "Exclusive Patent License Schedule", Company shall pay, or reimburse University for paying, all Patent Expenses incurred prior to, on, or after the Effective Date.

4.2.2. Patent Prosecution Decisions. University and Company shall consult on the prosecution of the Licensed Patents. University shall request patent counsel to inform Company in a timely fashion of the status of the prosecution of the Licensed Patents, including delivering to Company written and electronic communications from all patent offices and foreign counsel. Once Company is fully reimbursing University for ongoing Patent Expenses pursuant to Section A4 "Patent Cost Reimbursement" of Exhibit A "Exclusive Patent License Schedule", (i) Company's suggestions and requests regarding patent prosecution will be reasonably considered and included unless detrimental to University's intellectual property rights and (ii) Company may designate in which

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countries it wishes patent applications to be filed and prosecuted under this Agreement. University shall be the client of record for prosecution of Licensed Patents. In no event shall Company file a patent application where all of the inventors are under University policy obligated to assign their rights in such patent application to University. In no event shall Company file a patent application where one or more, but not all, of the inventors are under University policy obligated to assign their rights in such patent application to University without University’s prior consent which shall not be unreasonably withheld or delayed.

4.2.3. No Limitation on University’s Right to Prosecute Patents. No provision of this Agreement limits, conditions, or otherwise affects University’s right to prosecute Licensed Patents in any country, except as expressly provided herein. At its sole expense, University may file, prosecute or maintain Licensed Patents in any country in which Company has not requested to file, prosecute or maintain such Licensed Patents in accordance with this Article 4 "Applications and Patents”  and those applications and resultant patents will not be subject to this Agreement.

4.3. Maintenance of Licensed Patents. Subject to Company’s compliance with Section A4 "Patent Cost Reimbursement” of attached Exhibit A "Exclusive Patent License Schedule”,  University shall take all commercially reasonable steps to cause each Licensed Patent to remain or be valid and subsisting.

4.4. Ownership of the. Licensed Patents. No provision of this Agreement grants Company any rights, titles, or interests (except for the grant of license in Subsection 3.1.1 "License Grant” of this Agreement) in the Licensed Patents, notwithstanding Company’s payment of all or any portion of the patent prosecution, maintenance, and related costs.

5. Commercialization.

5.1. Commercialization and Performance Milestones. Company shall use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the inventions covered by the Licensed Patents and to make and sell Licensed Products as soon as practicable and to maximize sales thereof. Unless an extension is provided due to the occurrence of an Event of Force Majeure during the term of this Agreement, Company shall perform, or shall cause to happen or be performed, the performance milestones described in Section A2 "Performance Milestones” of attached Exhibit A "Exclusive Patent License Schedule”.

5.2. Covenants Regarding the Manufacture of Licensed Products. Company hereby covenants and agrees that the manufacture, use, sale, or transfer of Licensed Products will comply with all applicable federal and state laws, including all federal export laws and regulations.

5.3. Commercialization Reports. Throughout the term of this Agreement and within 30 days of the anniversary of the Effective Date of each year, Company shall deliver to University written reports of Company’s and Sublicensees’ efforts and plans to commercialize the inventions covered by the Licensed Patents and to make, have made on its behalf, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products. Company shall not be obligated to prepare such commercialization reports in years Company or Sublicensee delivers to University a written sales report under Section 6.4 "Sales Reports” and will resume if sales of Licensed Products ceases. In relation to each of the performance milestones described in Section A2 "Performance Milestones” of attached Exhibit A "Exclusive Patent License Schedule11, each commercialization report will include sufficient

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information to demonstrate compliance of those performance milestones and will set out timeframes and plans for those which have not yet been met. Company shall also include a current capitalization chart to indicate the number of Shares University owns in Company, and total number of Shares and Fully Diluted Shares.

5.4. Use of University's Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants Company or Sublicensee any right or license to use the name or trademarks of University or the names or identities of any member of the faculty, staff, or student body of University. Company shall not use, and shall not permit a Sublicensee to use, any such trademarks, names, or identities without University's and, as the case may be, such member's prior written approval.

6. Payments, Reimbursements, Reports, and Records.

6.1. Payments. Company shall deliver to University the payments specified in Sections A3 "Payments" and A4 "Patent Cost Reimbursement" of attached Exhibit A "Exclusive Patent License Schedule". Company shall make such payments by check, wire transfer, or any other mutually agreed upon and generally accepted method of payment. All checks to University will be made payable to "University of Washington" and will be mailed to the address specified in Article 21 "Notices" of this Agreement and will include the University agreement number 35757A. Upon request, University shall deliver to Company written wire transfer instructions.

6.2. Currency and Checks. All computations and payments made under this Agreement will be in United States dollars. The exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction was entered into will be used for determining the dollar value of transactions conducted in non-United States dollar currencies.

6.3. Late Payments. University may charge Company a late fee for all amounts owed to University that are overdue by 30 days or more. The late fee will be computed as the United States prime rate plus 2%, compounded monthly, as set forth by The Wall Street Journal (Western edition) of the outstanding, unpaid balance. The payment of a late fee will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

6.4. Sales Reports. Within 30 days after the last day of each calendar quarter commencing the calendar quarter after Company effects its first commercial sale of a Licensed Product and during the term of this Agreement, Company shall deliver to University a written sales report (a copy of the form of which is attached as Exhibit B "Royalty Report Form") recounting the number and Net Sales (expressed in U.S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by Company or a Sublicensee, during such calendar quarter. Included in each sales report will be the name of each Distributor, and the number and type of Licensed Product sold, leased, or otherwise provided to such Distributor. Company shall deliver such written report to University even if Company is not required hereunder to pay to University a payment for sales, leases, or other dispositions of Licensed Products during the calendar quarter.

6.5. Records Retention and Audit Rights.

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6.5.1. Records Retained. Throughout the term of this Agreement and for 5 years thereafter, Company, at its expense, shall keep and maintain and shall cause each Sublicensee to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the term of this Agreement and all other records related to this  Agreement.

6.5.2. Auditing Rights. Company shall permit, at the request of University, one or more accountants selected exclusively by the University ("Accountants") to have access to Company's records and books of account pertaining to this Agreement. Accountants' access will be during ordinary working hours to audit Company's records for any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any period in the case of failure of Company to report or make payment pursuant to the terms of this Agreement or to verify Company's compliance with its payment obligations hereunder. Company shall cause each Sublicensee that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of Company to grant University the right to inspect and audit Sublicensee's records. University will not request such an audit more than one time per calendar year.

6.5.3. Scope of Disclosure. Accountants shall not disclose to University any information relating to the business of Company except that which is necessary to inform University of: the accuracy or inaccuracy of Company's reports and payments; compliance or noncompliance by Company with the terms and conditions of this Agreement; and the extent of any inaccuracy or noncompliance.

6.5.4. Accountant Copies. If Accountants believe there is an inaccuracy in any of Company's payments or noncompliance by Company with any terms and conditions, Accountants shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

6.5.5. Costs of Audit. If Company's royalties calculated for any calendar year quarterly period are under-reported by more than 3%, the costs of any audit and review initiated by University will be borne by Company; otherwise, University shall bear the costs of any audit initiated by University.

7. Infringement.

7.1. Third-Party Infringement of a Licensed Patent.

7.1.1. Notice of Third Party's Infringement. If a Party learns of substantial, credible evidence that a Third Party is infringing a Licensed Patent in the Field of Use in the Territory, that Party will promptly deliver written notice of the possible infringement to the other Party, describing in detail. all relevant information to which that Party has access or control suggesting infringement of the Licensed Patent.

7.1.2. Company's First Right to Settle. During the term of this Agreement, Company has the first right to respond to, defend, and prosecute in its own name and at its own expense actions or suits relating to Licensed Patents. To enjoy said first right, Company must initiate bona fide action to respond to any alleged infringement within 90 days of learning of said infringement. If required by law, University agrees to be joined as a party plaintiff; provided that Company must notify University at least 10 days before filing suit and provided that Company shall reimburse University

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for all reasonable legal fees and costs incident thereto. Company shall not settle any suits or actions in any manner relating to the Licensed Patents without obtaining the prior written consent of University.

7.1.2.1. Distribution of Proceeds from Settlement. Out of any proceeds from any settlement for infringement of Licensed Patents, Company is allowed to first recover its reasonable attorney's fees and other out-of-pocket expenses directly related to any action, suit, or settlement for infringement of Licensed Patents. Any remaining proceeds will be distributed as follows: Company shall retain 75% and shall distribute 25% to University. Any payment by an alleged infringer that constitutes consideration for Net Sales of infringing product, however, will be handled according to the payment provisions of Article 6 "Payments, Reimbursements, Reports, and Records" and Section A3.3 "Running Royalty Payments" of Exhibit A "Exclusive Patent License Schedule". Any payment by an alleged infringer that constitutes consideration for the grant of a Sublicense will be handled according to Section A3.6 "Sublicensing Consideration" of Exhibit A "Exclusive Patent License Schedule".

7.1.2.2. Limitation on Infringement Actions. Excluded from the rights granted herein is the right to bring an infringement action against any inventor or their present or future not for-profit employers, for infringement of the License Patents in carrying out not-for-profit research.

7.1.3. University Right to Institute Action. If Company fails, within 90 days of learning of an alleged infringement, to secure cessation of the infringement, institute suit against the infringer, or to provide to University satisfactory evidence that Company is engaged in bona fide negotiations for the acceptance by infringer of a Sublicense in and to relevant patents in Licensed Patents for the Field of Use, then University may, upon written notice to Company, assume full right and responsibility to secure cessation of the infringement including instituting suit against the infringer. If University, in accordance with the terms and conditions of this Agreement, chooses to institute suit against an alleged infringer, University may bring such suit in its own name (or, if required by law, in its and Company's name) and at its own expense, and Company shall, but at University's expense for Company's direct associated expenses, fully and promptly cooperate and assist University in connection with any such suit. All damages, awards, or settlement proceeds arising from such a University-initiated action will be solely for the account of University.

7.1.4. No Obligation to Institute Action. Neither Company nor University is obligated under this Agreement to institute or prosecute a suit against any alleged infringer of Licensed Patents.

8. Patent Validity.

8.1. Notice and Investigation of Third Party Challenges. If any Third Party challenges the validity or enforceability of any of the Licensed Patents, the Party having such information shall immediately notify the other Party.

8.2. Tender to University of Third Party Actions. In the event of Third Party legal action challenging the validity or enforceability of any of the Licensed Patents, University, at its sole discretion, shall have the right to assume and control the sole defense of the claim at University's expense. If University opts not to assume and control the sole defense of the claim within 30 days after becoming

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aware of challenge, Company shall have the right to assume the defense of the claim at its own expense. Company shall not settle any suits or actions in any manner relating to the Licensed Patents without obtaining the prior written consent of  University.

8.3. Enforceability of Licensed Patents. Notwithstanding challenge by any Third Party, any Licensed Patent will be enforceable under this Agreement until such Licensed Patent is determined to be invalid.

9. Termination.

9.1. By University.

9.1.1. Breach by Company. If Company breaches or fails to perform one or more of its material duties under this Agreement, University may deliver to Company a written notice of default. University may terminate this Agreement by delivering to Company a written notice of termination if the default has not cured in full within 60 days of the delivery to Company of the notice of default.

9.1.2. Events of Default. University may terminate this Agreement by delivering to Company a written notice of termination at least 10 days prior to the date of termination if Company (i)  becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws that Company fails to have released within 30 days after filing; (iii) proposes any dissolution, composition, or financial reorganization with creditors or if a receiver, trustee,  custodian, or similar agent is appointed; (iv) makes a general assignment for the benefit of creditors; or (v) if Company challenges the validity of the Licensed Patents.

9.2. By Company. Company may terminate this Agreement at any time by delivering to University a written notice of termination at least 60 days prior to the effective date of termination.

9.3. Effect of Termination.

9.3.1. License Terminated. After termination of this Agreement, Company shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products.

9.3.2. Final Report to University. Within 60 days after the end of the calendar quarter following the expiration or termination of this Agreement, Company shall submit a final report to University. Any payments, including those incurred but not yet paid (such as the pro-rata minimum annual royalty, and those related to patent expense incurred as of the date of termination but not yet paid), due to University shall become immediately due and payable upon termination or expiration.

9.3.3. Effect of Termination of Sublicenses. At any time within 30 days following termination of this Agreement, a Sublicensee may notify University that it wishes to enter into a direct license with University in order to retain its rights to the Licensed Patents granted to it under its Sublicense (such 30-day period following termination, the "Initial Notice Period"). Following receipt of such notice, University and Sublicensee shall enter into a license agreement the terms of which shall be substantially similar to the terms of this Agreement; and the scope of such direct license, the licensed territory or the duration of the license grant shall be comparable to the corresponding

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terms granted by the Company to such Sublicensee; provided that such Sublicensee will be granted at least the same scope of rights as it obtained from Company under its Sublicense. For the sake of clarity, the financial terms, including without limitation, the running royalty rate and milestone payments, shall be identical to the corresponding financial terms set forth in this Agreement. Notwithstanding the foregoing, each Sublicensee's right to enter into such direct license shall be conditioned upon:

9.3.3.1. Written Notification to University. Such Sublicensee informing University in writing, pursuant to Article 21 "Notices", that it wishes to enter into such direct license with University, within the Initial Notice Period;

9.3.3.2. Sublicensee Good Standing. Such Sublicensee being in good standing with Company under its Sublicense, and such Sublicense not being the subject of a dispute between Sublicensee and Company, or between Company and University under this Agreement;

9.3.3.3. Valid Sublicense. Such Sublicense having been validly entered into by Company and Sublicensee pursuant to the terms of Section 3.1.2 "Sublicenses";

9.3.3.4. Sublicensee Certification that Conditions Satisfied. Such Sublicensee using reasonable efforts to certify or otherwise demonstrate that the conditions set forth in subsections 9.3.3.1 "Written Notification to University", 9.3.3.2 "Sublicensee Good Standing", and 9.3.3.3 "Valid Sublicense" have been met within 30 days of expiration of the Initial Notice Period (or within such longer period of time as University agrees is reasonable under the circumstances, based on the nature and extent of any documentation reasonably requested by University); and

9.3.3.5. Time Limitations. Such negotiations for a direct license not exceeding 90 days from the end of the 30-day (or longer, if applicable) period described in subsection 9.3.3.4 "Sublicensee Certification that Conditions Satisfied" (subject to extension of said 90-day period by mutual written agreement of University and Sublicensee).

University may, at its sole discretion, waive any of these requirements. If all of the conditions set forth in this Section 9.3.3 "Sublicenses" are met, then Sublicensee will be granted such direct license by University. If any condition set forth in this Section 9.3.3 "Sublicenses" is not met, then after expiration of any time period granted to Sublicensee with respect to meeting such condition (for example and to the extent applicable, the Initial Notice Period and/or the periods described in subsections 9.3.3.4 "Sublicensee Certification that Conditions Satisfied" and 9.3.3.5 "Time Limitations"), Sublicensee shall not make, have made, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Products and University shall be free to license or not license Licensed Patents to such Sublicensee according to its sole discretion.

10. Release, Indemnification, and Insurance.

10.1. Company's Release. For itself and its employees, Company hereby releases University and its regents, employees, and agents forever from any suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys' and investigative expenses) relating to or arising out

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of (i) the manufacture, use, lease, sale, or other disposition of a Licensed Product; or (ii) the assigning or sublicensing of Company's rights under this Agreement.

10.2. Company's Indemnification. Throughout the term of this Agreement and thereafter, Company shall indemnify, defend, and hold University and its regents, employees, and agents harmless from all suits, actions, claims, liabilities, demands, damages, losses, or expenses (including reasonable attorneys' and investigative expenses), relating to or arising out of the manufacture, use, lease, sale, or other disposition of a Licensed Product, including, without limitation, personal injury, property damage, breach of contract and warranty and products-liability claims relating to a Licensed Product and claims brought by a Sublicensee.

10.3. Company's Insurance.

10.3.1. General Insurance Requirement. Throughout the term of this Agreement, or during such period as the Parties shall agree in writing, Company shall maintain, and shall cause each Sublicensee to maintain, in full force and effect commercial general liability (CGL) insurance, with single claim limits consistent with industry standards. Such insurance policy will include coverage for claims that may be asserted by University against Company under section 10.2 "Company's Indemnification". Such insurance policy must name the Board of Regents ofthe University of Washington as an additional insured and will require the insurer to deliver written notice to University at the address set forth in Article 21 "Notices" of this Agreement, at least 45 days prior to the termination of the policy. Company shall deliver to University a copy of the certificate of insurance for such policy.

11. Warranties.

11.1. Authority. Each Party represents and warrants to the other Party that it has full corporate power and authority to execute, deliver, and perform this Agreement, and that no other corporate proceedings by such Party are necessary to authorize the Party's execution or delivery of this Agreement.

11.2. Disclaimers.

11.2.1. General Disclaimers. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 11.1 "Authority" OF THIS AGREEMENT, UNIVERSITY DISCLAIMS AND EXCLUDES ALL WARRANTIES, EXPRESS AND IMPLIED, CONCERNING EACH LICENSED PATENT AND EACH LICENSED PRODUCT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.2.2. Patent Disclaimers. University expressly disclaims any warranties concerning and makes no representations:

11.2.2.1. Patent Issuance. That the Licensed Patent(s) will be approved or will issue;

11.2.2.2. Licensed Patent Validity/Scope. Concerning the validity or scope of any Licensed Patent; or

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11.2.2.3. Non-Infringement. That the manufacture, use, sale, lease or other disposition of a Licensed Product will not infringe a Third Party's patent or violate a Third Party's intellectual property rights.

12. Damages.

12.1. Remedy Limitation. EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN NO EVENT SHALL UNIVERSITY BE LIABLE FOR (A) PERSONAL INJURY OR PROPERTY DAMAGES ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED IN THIS AGREEMENT OR (B) LOST PROFITS, LOST BUSINESS OPPORTUNITY, INVENTORY LOSS, WORK STOPPAGE, LOST DATA OR ANY OTHER RELIANCE OR EXPECTANCY, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, OF ANY KIND.

12.2. Damage Cap. IN NO EVENT WILL UNIVERSITY'S TOTAL LIABILITY FOR THE BREACH OR NONPERFORMANCE OF THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS PAID TO UNIVERSITY UNDER SECTION A3 "PAYMENTS" of Exhibit A "EXCLUSIVE PATENT LICENSE SCHEDULE" OF THIS AGREEMENT. THIS LIMITATION WILL APPLY TO CONTRACT, TORT, AND ANY OTHER CLAIM OF WHATEVER NATURE.

13. Amendment and Waiver.

This Agreement may be amended from time to time only by a written instrument signed by the Parties. No term or provision of this Agreement will be waived and no breach excused unless such waiver or consent will be in writing and signed by the Party claimed to have waived or consented. No waiver of a breach will be deemed to be a waiver of a different or subsequent breach.

14. Assignment.

The rights and licenses granted by University in this Agreement are personal to Company and Company shall not assign its interest or delegate its duties under this Agreement without the written consent of University; any such assignment or delegation made without written consent of University will not release Company from its obligations under this Agreement. The preceding sentence notwithstanding, Company, without the prior approval of University, may assign all, but no less than all, its rights and delegate all, but no less than all, its duties under this Agreement to a Third Party provided that:

(i) the assignment is made to such Third Party as a part of and in connection with (a) the sale by Company of all but no less than all of its assets to the Third Party, (b) the sale, transfer, or exchange by the shareholders, partners, or equity owners of Company of a majority interest in Company to the Third Party, or (c) the merger of Company into the Third Party (each of the events described in part (a), (b) or (c) of this paragraph, an "Assignment"),

(ii) Company obtains from such Third Party written agreement to honor all obligations under this Agreement accrued by Company before Assignment and all obligations under this Agreement to accrue by such Third Party assignee after Assignment, including any and all financial obligations, and

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(iii) no later than 10 days after the close of the transaction pursuant to which such Assignment is made, Company shall provide written notice to University of the Assignment, as well as a substitution of parties document, in which such Third Party assignee assumes responsibility for all of Company's outstanding and future obligations relating to this Agreement. Any assignment made in violation of this Article will be void and will, without further act, cause the immediate termination of this Agreement, effective retroactively to the date of the Assignment.

This Agreement will inure to the benefit of Company and University and their respective permitted assignees and trustees.

15. Confidentiality.

15.1. Form of transfer. Confidential Information may be conveyed in tangible or intangible form. Disclosing Party must clearly mark its Confidential Information "confidential." If disclosing Party communicates Confidential Information in non-written form, it shall reduce such communications to writing, clearly mark it "confidential", and provide a copy to receiving Party within 30 days of original communication at the address in Article 21 "Notices".

15.2. No Unauthorized Disclosure of Confidential Information. Beginning on the Effective Date and continuing throughout the term of this Agreement and thereafter for a period of 5 years, receiving Party shall not disclose or otherwise make known or available to any Third Party any disclosing Party Confidential Information, without the express prior written consent of disclosing Party. Notwithstanding the foregoing, receiving Party shall be permitted to disclose disclosing Party Confidential Information to (i) actual or potential investors, lenders, consultants, collaborators, Sublicensees, or development partners, which disclosure will be made under conditions of confidentiality and limited use and (ii) its attorney or agent as reasonably required. In no event shall receiving Party incorporate or otherwise use disclosing Party's Confidential Information in connection with any patent application filed by or on  behalf of receiving Party. Receiving Party shall restrict the use of disclosing Party's Confidential Information exclusively to the terms of this Agreement. Receiving Party shall use reasonable procedures to safeguard disclosing Party's Confidential Information. In the case where Company is the receiving Party, Company's confidentiality obligations will also apply equally to Sublicensees.

15.3. Access to University Information. University is an agency of the state of Washington and is subject to the Washington Public Records Act, RCW 42.56 et seq., ("Act"), and no obligation assumed by University under this Agreement shall be deemed to be inconsistent with University's obligations as defined under the Act and as interpreted by University in its sole discretion. If University receives a request for public records under the Act for documents containing Company Confidential Information, and if University concludes that the documents are not otherwise exempt from public disclosure, University will provide Company notice of the request before releasing such documents. Such notice will be provided in a timely manner to afford Company sufficient time to review such documents and/or seek a protective order, at Company's expense utilizing the procedures described in RCW 42.56.540. University shall have no obligation to protect Company Confidential Information from disclosure in response to a request for public records.

15.4. Disclosure as Required by Law. Either Party shall have the right to disclose the other Party's Confidential Information as required by law or valid court order, provided that such Party shall inform

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the Party who owns such Confidential Information prior to such disclosure and shall limit the scope and recipient of disclosure to the extent required by such law or court order.

16. Consent and Approvals.

Except as otherwise expressly provided, all consents or approvals required under the terms of this Agreement must be in writing and will not be unreasonably withheld or delayed.

17. Construction.

The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and will not in any event be employed or used for the purpose of construction or interpretation of any portion of this Agreement. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

18. Enforceability.

If a court of competent jurisdiction adjudges a provision of this Agreement unenforceable, invalid, or void, such determination will not impair the enforceability of any of the remaining provisions hereof and the provisions will remain in full force and effect.

19. No Third-Party Beneficiaries.

No provision of this Agreement, express or implied, confers upon any person other than the Parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No Sublicensee shall have a right to enforce or seek damages under this Agreement.

20. Language.

Unless otherwise expressly provided in this Agreement, all notices, reports, and other documents and instruments that a Party hereto elects or is required by the terms of this Agreement to deliver to the other Party hereto will be in English.

21. Notices.

All notices, requests, and other communications that a Party is required or elects to deliver will be in writing and will be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other Party at its address set forth below   or to another address as a Party may designate by notice given pursuant to this article:

If to University:

UW CoMotion

ATTN: Director, Technology Licensing

4311 11thAvenue NE, Suite 500

Seattle, WA 98105-4608

Facsimile No.: 206-685-4767

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If to Company:

HyperSciences, Inc.

Attn: Mark Russell

1702 S. Rockwood Blvd

Spokane, WA 99203

E-mail: mark@hypersciences.com

Phone: 509-994-8577

22. Patent Marking.

Company shall mark all material forms of Licensed Product(s) or packaging pertaining thereto made and sold by Company in the United States with patent marking conforming to 35 U.S.C. §287(a), as amended from time to time. Such marking shall further identify the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of the Licensed Patents. All Licensed Product(s) shipped to or sold in other countries will be marked in such a manner as to provide notice to potential infringers pursuant to the patent law and practice of the country of manufacture or sale.

23. Publicity.

University shall have the right to report in its customary publications and presentations that University and Company have entered into a license agreement for the technology covered by the Licensed Patents and University may use Company logos in such publications and presentations provided that University does not modify Company's logos and does not through such use imply any endorsement by Company of University.

The Parties will cooperate with one another to review and respond to any press release or similar communication  proposed by the  other Party regarding the non-confidential subject matter of this Agreement. The specific content and timing of such press releases or similar communication is subject to mutual agreement by the Parties, which will not be unreasonably wit hheld. Further,  University and Company shall issue a joint press release regarding this Agreement, subject to both Party's review and approval of the specific content thereof, and such press release shall include specific mention of the contributions of University personnel and University in developing the technology in a prominent portion of the press release. Company shall provide University with appropriate quotes for such press release. University may post the press release in digital and print publications as well as on University's own website.

24. Relationship of Parties.

In entering into, and performing their duties under, this Agreement, the Parties are acting as independent contractors and independent employers. No provision of this Agreement shall create or be construed as creating a partnership, joint venture, or agency relationship between the Parties. No Party shall have the authority to act for or bind the other Party in any  respect.

25. Relationship with Principal Investigator.

Company acknowledges that Principal Investigator is employed by University and has certain pre-existing obligations to University, including obligations with respect to disclosure and ownership of intellectual property and obligations arising from sponsored research agreements between University and Third Parties.  Accordingly, Company agrees that to the extent that any consulting agreement is

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inconsistent with any of Principal Investigator's obligations to University, including the reporting of all inventions developed while employed by University (regardless of where arising) and including contractual obligations arising under any sponsored research agreements between University and Third Parties, then Principal Investigator's obligations to University shall prevail and to such extent any inconsistent provisions of this consulting agreement shall be deemed inapplicable and unenforceable.

26. Security Interest.

In no event shall Company grant, or permit any person to assert or perfect, a security interest in Licensed Patents or in Company's rights under this Agreement.

27. Survival.

Immediately upon the termination or expiration of this Agreement all Company's rights under this Agreement will terminate; provided, however, Company's obligations that have accrued prior to the effective date of termination or expiration of this Agreement (e.g., the obligation to report and make payments on sales, leases, or dispositions of Licensed Products and to reimburse University for costs) and the obligations specified in Sections 6.1 "Payments" and 6.4 "Sales Reports" will survive. The obligations and rights set forth in Sections 6.5 "Records Retention and Audit Rights" and 9.3 "Effect of Termination" and Articles 10 "Release, Indemnification, and Insurance", 11 "Warranties", 12 "Damages", 15 "Confidentiality", 29 "Applicable Law" and 30 "Forum Selection" will survive the termination or expiration of this Agreement.

28. Collection Costs and Attorneys' Fees.

If a Party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other Party may recover from the non-performing breaching Party all its costs (including actual attorneys' and investigative fees) to enforce the terms of this Agreement.

29. Applicable Law.

The internal laws of the state of Washington will govern the validity, construction, and enforceability of this Agreement, without giving effect to the conflict of laws principles thereof.

30. Forum Selection.

A suit, claim, or other action to enforce the terms of this Agreement will be brought exclusively  in the state and federal courts of King County, Washington. Company hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over Company or its assets and property.

31. Entire Agreement.

This Agreement (including all attachments, exhibits, and amendments) is the final and complete understanding between the Parties concerning licensing the Licensed Patents. This Agreement supersedes any and all prior or contemporaneous negotiations, representations, and agreements, whether written or oral, concerning the Licensed Patents. This Agreement may not be modified in any manner, except by written agreement signed by an authorized representative of both Parties.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.

Exhibit A

Exclusive Patent License Schedule

A1. Licensed Patents:

A2. Performance Milestones (Section 5.1 "Commercialization and Performance Milestones"):

Company shall meet the following performance milestones:

A2.1 Company shall demonstrate acceleration utilizing the baffled-tube in a real-world test in the Field of Use within 18 months of Effective Date ("Milestone 1").

A2.2 Company shall demonstrate at least one commercial scale prototype of Licensed Product within 48 months of Effective Date ("Milestone 2") or make a one-time payment to extend an additional 18 months to meet Milestone 2.

A2.3 Company or Sublicensee shall demonstrate a commercial scale prototype of Licensed Product in the defense field of use within 60 months of Effective Date ("Milestone 3"). If Milestone 3 is not met, Field of Use shall become "all terrestrial (including but not necessarily limited to Earth-based ground, underground, underwater and/or in-atmosphere) fields of use below 100km MSL (Mean Sea Level of Earth) except (i) defense and (ii) all necessary terrestrial (including but not necessarily limited to Earth-based ground, underground, underwater and/or in-atmosphere) use for the sole purpose of developing, testing and/or operating any application of use at or above 100km MSL (including but not necessarily limited to Earth-based orbital space launch systems)" on the date 66 months from Effective Date.

A2.4 Company shall sell at least 100 units of Licensed Product in at least one field of use within 10 years of Effective Date ("Milestone 4").

A3. Payments (Section 6.1):

A3.1 Up-front Payment. Company shall pay to University $7,000.00 as an up-front payment. This up-front payment shall be non-refundable and not creditable against future royalty obligations.

A3.2 Annual Maintenance Fee. Company shall pay to University an annual maintenance fee of $7,000.00 and each subsequent anniversary of the Effective Date.

A3.3 Running Royalty Payments. Company shall pay to University within 30 days after the last day of each calendar quarter during the term of this Agreement an amount equal to 3% Net Sales during such quarter as a running royalty payment.

A3.4 Financial Milestones. Company shall pay to University the following non-cumulative and non-refundable milestone achievement payments within 30 days of achieving the corresponding milestone, whether achieved by Company or a Sublicensee:

A3.4.1

$35,000.00 USD within 30 days after achieving Milestone 2

A.4.2.

$70,000.00 within 30 days after achieving $1 Million in Net Sales of Licensed Products.

A3.5 Equity. In consideration for the rights granted to Company hereunder, Company shall within 30 days of the Effective Date issue to University, using the Stock Subscription Agreement attached hereto as Exhibit C, Shares equal to one-half of a percent (0.5%) of Company's Fully-Diluted Shares as of the Effective Date.

A3.5.1. Anti-Dilution Right. Upon any offering of equity securities until and including closing of the Qualified Financing, Company will issue to University that number of additional Shares so that University's ownership of Shares equal to one-half of a percent (0.5%) of Fully Diluted Shares. If Company raises more than Qualified Offering Proceeds, the number of Shares issued to University should be calculated as if Company raises not more than the Qualified Offering Proceeds.

A3.6 Sublicensing Consideration. Within 30 days of the end of each calendar quarter during the term of this Agreement, Company shall pay to University fifty percent (50%) of any Sublicensing Consideration received by Company during such calendar quarter except as reduced by achievement of the following milestones prior to entering into such Sublicense:

A3.6.3. 25% after Company has achieved Milestone 1

A3.6.1. 15% after Company has achieved Milestone 2 in the field of use covered by the Sublicense.

A reduction of the percentage of Sublicensing Consideration payable to University under this Agreement will be negotiated in good faith between the Parties where, in addition to the Sublicense of any rights granted to Company hereunder, Company also grants Sublicensee a license under a Third Party's intellectual property rights, which license is necessary for Sublicensee to manufacture, have manufactured, use, offer to sell or sell, offer to lease or lease, import, or otherwise offer to dispose or dispose of Licensed Product(s) without infringing such Third Party's intellectual property rights provided, and only to the extent that the total aggregate consideration for such combined license is treated as Sublicensing Consideration.

A4. · Patent Cost Reimbursement: Company shall reimburse University for its pro rata share of all Patent Expenses incurred prior to the Effective Date within 60 days of the Effective Date. Company shall pay, or reimburse University for paying, its pro rata share of all Patent Expenses incurred on or after the Effective Date within 30 days of its receipt of University's invoice for such Patent Expenses. University reserves the right to request advance payments for certain Patent Expenses, at University's discretion. The amount of Patent Expenses invoiced to University prior to the Effective Date is approximately US $ 500.00.

Exhibit B

Royalty Report Form

Date

Company Name & Address

License Number ______________________

Reporting Period | | **Report Due Date:** | |

This report must be submitted regardless of whether royalties are owed.
Please do not leave any column blank. **State all information requested below.**

Product Description	**Royalty Rate**	**Quantity/ Net Sales**	**Royalty Due**

Report Completed by: ______________________________ **Total Royalties Due:** ____________________

Telephone Number: ________________________________

If you have questions please contact: __________________________

Please make check payable to: University of Washington

Exhibit C

HYPERSCIENCES, INC.

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RESTRICTED STOCK ACQUISITION AGREEMENT

This Restricted Stock Acquisition Agreement (the "Agreement") is made as of March  ______________

2015 by and between HyperSciences, Inc., a Delaware corporation (the "Company"), and the University of Washington (the "University").

In consideration of the mutual covenants and representations set forth below, the Company and the University agree as follows:

1. Acquisition of the Shares. Subject to the terms and conditions of this Agreement, the Company agrees to issue to the University and the University agrees to acquire from the Company on the Closing (as defined below) 75,000 shares of the Company's Common Stock, par value $0.0001 per Share (the "Shares"), as partial consideration for the exclusive license agreement (the "license Agreement") entered into by and between the Company and University as of approximately even date herewith.

2. Closing. The acquisition of the Shares shall occur at a closing (the "Closing") to be held on the date first set forth above, or at any other time mutually agreed upon by the Company and the University. The Closing will take place at the principal office of the Company or at such other place as shall be designated by the Company. At the Closing, the University shall deliver the License Agreement and the Company will issue, as promptly thereafter as practicable, a stock certificate, registered in the name of the University, reflecting the Shares.

3. Restrictions on Transfer.

A. Investment Representations and legend Requirements. The University hereby makes the investment representations listed on Exhibit A to the Company as of the date of this Agreement and as of the date of the Closing, and agrees that such representations are incorporated into this Agreement by this reference, such that the Company may rely on them in issuing the Shares and for any other lawful purpose. The University understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT') AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, A RIGHT OF FIRST REFUSAL, AND A LOCK-UP PERIOD IN

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THE EVENT OF A PUBLIC OFFERING AS SET FORTH IN THE RESTRICTED STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS, RIGHT OF FIRST REFUSAL, AND LOCK-UP PERIOD ARE BINDING ON TRANSFEREES OF THESE SHARES.

B. Stop-Transfer Notices. The University agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

C. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

D. Lock-Up Period. The University hereby agrees that the University shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall the University enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act of 1933, as amended (the "Securities Act"), that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period following the effective date of such registration statement (or such other period as may be requested by the Company or the underwriters to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASO Rule 27ll(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The University further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter's standard form of "lockup" or "market standoff" agreement in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of any such restriction period.

E. Restriction on Transfer of Shares. No Shares acquired pursuant to this Agreement, nor any beneficial interest in such Shares, shall be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the University or any subsequent transferee, other than in compliance with the Company's right of first refusal provisions contained in Section 4 of this Agreement.

F. No Transfers to Bad Actors. The University agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms  to

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the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the "bad actor" disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act ("Bad Actor Disqualifications"), except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and details of such Bad Actor Disqualification is disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company. The University will promptly notify the Company in writing if the University becomes subject to any Bad Actor Disqualification.

G. Restrictions Binding on Transferees. All transferees of Shares or any interest therein shall receive and hold such Shares or interest subject to all of the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with the terms of this Agreement.

4. Company's Right of First Refusal. Before any Shares acquired by the University pursuant to this Agreement (or any beneficial interest in such Shares) may be sold, transferred, encumbered or otherwise disposed of in any way (whether by operation of law or otherwise) by the University or any subsequent transferee (each a "Holder"), such Holder must first offer such Shares or beneficial interest  to the Company and/or its assignee(s) as follows:

A. Notice of Proposed Transfer. The Holder shall deliver to the Company a written notice stating: (i) the Holder's bona fide intention to sell or otherwise transfer the Shares; (ii) the name  of each proposed transferee; (iii) the number of Shares to be transferred to each proposed transferee; (iv) the bona fide cash price or other consideration for which the Holder proposes to transfer the Shares; and (v) that by delivering the notice, the Holder offers all such Shares to the Company and/or its assignee(s) pursuant to this section and on the same terms described in the notice.

B. Exercise of Right of First Refusal. At any time within 30 days after receipt of the Holder's notice, the Company and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the proposed transferees, at the purchase price determined in accordance with Section 4.C.

C. Purchase Price. The purchase price for the Shares purchased by the Company and/or its assignee(s) under this section shall be the price listed in the Holder's notice. If the price listed in the Holder's notice includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the board of directors of the Company in its sole discretion.

D. Payment. Payment of the purchase price shall be made, at the option of the Company and/or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to the Company and/or its assignee(s), or by any combination thereof within 30 days after receipt by the Company of the Holder's notice (or at such later date as is called for by such notice).

E. Holder's Right to Transfer. If all of the Shares proposed in the notice to be transferred to a given proposed transferee are not purchased by the Company and/or its assignee(s) as provided in this section, then the Holder may sell or otherwise transfer such Shares to that proposed transferee; provided that: (i) the transfer is made only on the terms provided for in the notice, with the

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 exception of the purchase price, which may be either the price listed in the notice or any higher price; (ii) such transfer is consummated within 60 days after the date the notice is delivered to  the Company; (iii) the transfer is effected in accordance with any applicable securities laws, and if requested by the Company, the Holder shall have delivered an opinion of counsel acceptable to the Company to that effect; (iv) prior to the transfer, the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those Shares (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and where details of such Bad Actor Disqualification is disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company; and (v) the proposed transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this section, and there shall be no further transfer of such Shares except in accordance with the terms of this section. If any Shares described in a notice are not transferred to the proposed transferee within the period provided above, then before any such Shares may be transferred, a new notice shall be given to the Company, and the Company and/or its assignees shall again be offered the right of first refusal described in this section.

F. Involuntary Transfers. Subject to the other provisions of this Section 4, in the event, at any time after the date of this Agreement, of any transfer by operation of law or other involuntary transfer (including, but not limited to, transfers by operation of law or other involuntary transfers in connection with a divorce, dissolution, legal separation or annulment) of all or a portion of the Shares by the record holder thereof that does not occur in accordance with the other provisions of this Section 4, the Company shall have the right to purchase all of the Shares transferred at the greater of the purchase price paid by University pursuant to this Agreement or the fair market value of the Shares on the date of transfer (as determined by the board of directors of the Company). Upon such a transfer, the persons transferring or acquiring the Shares shall promptly notify the Secretary of the Company in writing of such transfer. The right to purchase such Shares shall be provided to the Company for a period of 30 days following receipt by the Company of written notice of the transfer.

G. Exception for Certain Transfers. Notwithstanding anything to the contrary contained elsewhere in this Section 4, the transfer of any or all of the Shares to an entity whose purpose is, or which agrees by contract, to support the mission of the University, shall be exempt from the provisions of this Section 4; provided that, in each such case, the transferee agrees in writing to receive and hold the Shares so transferred subject to all of the provisions of this Agreement, including but not limited to this Section 4, and there shall be no further transfer of such Shares except in accordance with the terms of this Agreement; and provided further, that without the prior written consent of the Company, which may be withheld in the sole discretion of the Company, no more than three transfers may be made pursuant to this Section 4, including all transfers by the Holder and all transfers by any transferee.

H. Termination of Right of First Refusal. The rights contained in this section shall terminate as to all Shares acquired hereunder upon the earlier of: (i) the closing date of the first sale of Common Stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act, and (ii) the closing date of a Change of Control pursuant to which the holders of the outstanding voting securities of

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the Company receive securities of a class registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

5. Tax Consequences. The University has reviewed with the University's own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The University is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The University understands that the University (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

6. General Provisions.

A. Choice of law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of Washington.

B. Integration. This Agreement, including all exhibits hereto, represents the entire agreement between the parties with respect to the acquisition of the Shares by the University and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement including, but not limited to, any representations made during any interviews, relocation discussions or negotiations whether written or oral.

C. Notices. Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the University pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties at the addresses provided to the Company (which the Company agrees to disclose to the other parties upon request) or such other address as a party may request by notifying the other in writing.

Subject to the limitations set forth in Section 232(e) of the Delaware General Corporation Law, the University consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company's certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on the signature page (or to any other facsimile number for the University in the Company's records), (ii) electronic mail to the electronic mail address set forth on the signature page (or to any other electronic mail address for the University in the Company's records), (iii) posting on an electronic network together with separate notice to the University of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the University. This consent may be revoked by the University by written notice to the Company and may be deemed revoked in the circumstances specified in Section 232 of the Delaware General Corporation Law.

D. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same  extent

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as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon the University and his or her heirs, executors, administrators, successors and assigns.

E. Assignment; Transfers. Except as set forth in this Agreement, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the University without the prior written consent of the Company. Any attempt by the University without such consent to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Except as set forth in this Agreement, any transfers in violation of any restriction upon transfer contained in any section of this Agreement shall be void, unless such restriction is waived in accordance with the terms of this Agreement.

F. Amendment; Waiver. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the University. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver  of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party's right to assert any other legal remedy available to it.

G. University Investment Representations and Further Documents. The University agrees upon request to execute any further documents or instruments necessary or reasonably desirable in the view of the Company to carry out the purposes or intent of this Agreement, including (but not limited to) the applicable exhibits and attachments to this Agreement which may contain one or more of the following provisions:

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General prohibition on transfer of the Securities

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Right of first refusal on proposed transfer

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Right of co-sale on proposed transfer

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 "Tag along, drag along" rights (both must be included)

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Market "standoff" agreements up to 180 days following an initial public offering provided, however, that such agreements do not discriminate against the University and do not contain any of the following provisions:

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Rights to repurchase Securities owned by the University

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Vesting requirements applicable to Securities owned by the University

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Indemnification obligations by the University

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Requirement to vote Securities owned by the University, except for a drag along relating to the sale of the entire Company

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Penalties on the University, or limitations on the University's rights, as a result of the University's failure to make follow-on investments

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Any provision that would apply solely to the University (and not to all other persons who hold the same type and class of Securities as the University)

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•

Confidentiality restrictions or limitations that purport to prevent the University from complying with applicable open records requirements.

H. Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.  ·

I. Rights as Stockholder. Subject to the terms and conditions of this Agreement, the University shall have all of the rights of a stockholder of the Company with respect to the Shares from and after the date that the University delivers a fully executed copy of this Agreement (including the applicable exhibits and attachments to this Agreement) and consideration for the Shares to the Company, and until such time as the University disposes of the Shares in accordance with this Agreement. Upon such transfer, the University shall have no further rights as a holder of the Shares so acquired except (in the case of a transfer to the Company) the right to receive payment for the Shares so acquired in accordance with the provisions of this Agreement, and the University shall forthwith cause the certificate(s) evidencing the Shares so acquired to be surrendered to the Company for transfer or cancellation.

J. Adjustment for Stock Split. All references to the number of Shares in this Agreement shall be adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made after the date of this Agreement.

K. Reliance on Counsel and Advisors. The University acknowledges that Parsons/Burnett/Bjordahl/Hume, LLP, is representing only the Company in this transaction. The University acknowledges that it has had the opportunity to review this Agreement, including all attachments hereto, and the transactions contemplated by this Agreement with his or her own legal counsel, tax advisors and other advisors. The University is relying solely on his or her own counsel and advisors and not on any statements or representations of the Company or its agents for legal or other advice with respect to this investment or the transactions contemplated by this Agreement.

L. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.

(signature page follows)

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The parties represent that they have read this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understand this Agreement. The University agrees to notify the Company of any change in his or her contact information below.

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Exhibit A

INVESTMENT REPRESENTATION STATEMENT

TRANSFEREE

The University of Washington

COMPANY

HyperSciences, Inc.

SECURITY

Common Stock

AMOUNT

75,000 shares

DATE

March _____, 2015

In connection with the acquisition of the above-listed shares, the University, represents to the Company as follows:

1. The Company may rely on these representations. The University understands that the Company's sale of the shares to it has not been registered under the Securities Act of 1933, as amended (the "Securities Act''), because the Company believes, relying in part on the representations in this document, that an exemption from such registration requirement is available for such sale. The University understands that the availability of this exemption depends upon the representations it is making to the Company in this document being true and correct.

2. Representations and Warranties of the University. The University hereby represents and warrants to the Company as of the date of this Agreement as follows:

2.1 The University: (a) is an Accredited Investor as that term is defined in 17 CFR § 230.501(a); (b) has been furnished with all information deemed necessary by the University to evaluate the merits and risks of the Securities; (c) has had the opportunity to ask questions and receive answers concerning the Company and the Securities; and (d) has been given the opportunity to obtain any additional information necessary to verify the accuracy of any information obtained concerning the Company.

2.2 Ability to Bear Risk. The University is in a financial position to hold the Securities and is able to bear the economic risk and withstand a complete loss of the investment in the Securities.

2.3 Risk Factors. The University recognizes that the Securities as an investment involve an extremely high degree of risk. There can be no assurance that the Company will be able to meet its projected goals and the Company may need significant additional capital to be successful, which capital may not be readily available or available upon terms that are not substantially dilutive to the University. If provided, the University has reviewed the risk factors description provided by the Company.

2.4. Sophistication. The University is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Securities.

2.5. Suitability. The investment in the Securities is suitable for the University based upon its investment objectives and financial needs, and the University has adequate net worth and

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means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Securities.

2.6. Overall Commitment to Illiquid Investments. The University's overall commitment to investments which are illiquid or not readily marketable is not disproportionate to its net worth, and investment in the Securities will not cause such overall commitment to become excessive.

2.7. Restricted Securities. The University realizes that (i) none of the Securities have been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) the Securities are characterized under the Act as "restricted securities" and, therefore, cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available and (iii) there is presently no public market for the Securities and the University may not be able to liquidate his investment in the event of an emergency or pledge the Securities as collateral security for loans. In this connection, the University represents that it is familiar with Rule 144 promulgated under the Act, and understands the resale limitations imposed thereby and by the Act.

2.8. Exemption Reliance. The University has been advised that the Securities are not being registered under the Act or the applicable state securities laws but are being offered and sold pursuant to exemptions from such laws. The University understands that the Company's reliance on such exemptions is predicated in part upon the truth and accuracy of the University's representations in this Agreement. The University represents and warrants that the Securities are being acquired for its own account, for investment and without the intention of reselling, redistributing or transferring the  same, that it has made no agreement with others regarding any of such Securities and that its financial condition is such that it is not likely that it will be necessary to dispose of any of such Securities in the foreseeable future.

2.9. Familiarity with Rule 144. The University is familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of "restricted securities" like the shares acquired from an issuer in a non-public offering. The University understands that its ability to sell the shares under Rule 144 in the future is uncertain, and may depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than a specified period after my acquisition (within the meaning of Rule 144) for the shares; and (iii) if I am an affiliate of the Company (A) the sale being made in an unsolicited "broker's transaction", transactions directly with a market maker or riskless principal transactions, as those terms are defined under the Securities Exchange Act of 1934, as amended, (B) the amount of shares being sold during any three-month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

2.10. The University knows that Rule 144 may never be available. The University understands that the requirements of Rule 144 may never be met, and that the shares may never be saleable under the rule. The University further understands that at the time it wishes to sell the shares, there may be no public market for the Company's stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which may preclude the University from selling the shares under Rule 144 even if the relevant holding period had been satisfied.

2.11. The University knows that it is subject to further restrictions on resale. The University understands that in the event Rule 144 is not available to it, any future proposed sale of any

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of the shares by it will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following:  (i) the University giving written notice to the Company containing detailed information regarding the proposed sale, (ii) the University providing an opinion of my counsel to the effect that such sale will not require registration, and (iii) the Company notifying the University in writing that Company's counsel concurs in such opinion. The University understands that neither the Company nor the Company's counsel is obligated to provide the University with any such opinion. The University understands that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

By executing below, the University acknowledges its agreement with each of the statements contained in this Investment Representation Statement as of the date first set forth above, and its intent for the Company to rely on such statements in issuing the shares to the University.

THE UNIVERSITY OF WASHINGTON

BY: _______________________

____________________________

Title

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